Exhibit 3.1

AMENDMENT NO. 7 TO FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF WESTERN GAS PARTNERS, LP

This Amendment No. 7 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP (this “Amendment”) is made as of the 13th day of January, 2012, by Western Gas Holdings, LLC, a Delaware limited liability company (the “General Partner”) in accordance with Article XIII of the Partnership Agreement (as such capitalized terms are defined below).

R E C I T A L S

A. The General Partner is the sole general partner of Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”) that is governed by the First Amended and Restated Agreement of Limited Partnership dated as of May 14, 2008 (as previously amended by Amendments No. 1, 2, 3, 4, 5 and 6 thereto, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

B. The Partnership has entered into a Contribution Agreement dated as of December 15, 2011 (the “MGR Contribution Agreement”) by and among Western Gas Resources, Inc., WGR Holdings, LLC (“Holdings”), WGR Asset Holding Company LLC, the General Partner, WES GP, Inc., the Partnership, Western Gas Operating, LLC and WGR Operating, LP, pursuant to which the Partnership will acquire certain midstream assets.

C. Pursuant to the transactions contemplated by the MGR Contribution Agreement and in consideration (in part) for such midstream assets, the Partnership will make a special cash distribution (the “Special Distribution”) in the amount of $458,586,850 to Holdings, without a corresponding distribution to the General Partner or the Limited Partners of the Partnership.

D. To effect the Special Distribution as contemplated by the MGR Contribution Agreement, it is necessary to amend the Partnership Agreement as provided herein.

E. The General Partner has determined that this Amendment will not adversely affect the Limited Partners in any material respect.

F. Acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any Partner.

AGREEMENT

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1. Section 6.10. A new Section 6.10 is hereby added to the Partnership Agreement, to follow Section 6.9 and to read in full as follows:

“6.10 Special Distributions. Notwithstanding anything to the contrary set forth in this Agreement:

(i) following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of certain System Assets (as defined in the 2008 Contribution Agreement) and the Western Gas Wyoming Interest (as defined in the 2008 Contribution Agreement) owned by Asset HoldCo, as contemplated by the Contribution Agreement dated November 11, 2008 (the “2008 Contribution Agreement”), among Western Gas Resources, Inc., a Delaware corporation (“WGR”), Holdings, Asset HoldCo, the General Partner, OLP GP, Operating Partnership, and the Partnership, the Partnership shall distribute $175,000,000 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the 2008 Contribution Agreement;

(ii) following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of certain System Assets (as defined in the 2009 Contribution Agreement) and the Chipeta Interest (as defined in the 2009 Contribution Agreement) owned by Anadarko Uintah Midstream, LLC, a Delaware limited liability company (“AUM”), as contemplated by the Contribution Agreement dated July 10, 2009 (the “2009 Contribution Agreement”), among AUM, WGR, Asset HoldCo, Holdings, WES GP, Inc., a Delaware corporation, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership shall distribute $101,450,500 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the 2009 Contribution Agreement;

(iii) following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the System Assets (as defined in the Granger Contribution Agreement) owned by Mountain Gas Resources LLC, a Delaware limited liability company (“MGR”), as contemplated by the Contribution Agreement dated January 29, 2010 (the “Granger Contribution Agreement”), among MGR, WGR, Asset HoldCo, Holdings, WES GP, Inc., a Delaware corporation, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership shall distribute $241,680,000 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Granger Contribution Agreement;

(iv) following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the KMGG Interest (as defined in the Wattenberg Contribution Agreement), as contemplated by the Contribution Agreement dated August 2, 2010 (the “Wattenberg Contribution Agreement”), among WGR, Asset HoldCo, Holdings, WES GP, Inc., a Delaware corporation, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership shall distribute $473,100,000 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Wattenberg Contribution Agreement;

(v) following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the System Assets (as defined in the Bison Contribution Agreement), as contemplated by the Contribution Agreement dated July 1, 2011 (the “Bison Contribution Agreement”), among WGR, Asset HoldCo, Holdings, WES GP, Inc., a Delaware corporation, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership shall distribute $25,000,000 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Bison Contribution Agreement; and

(vi) following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the MGR Interest (as defined in the MGR Contribution Agreement), as contemplated by the Contribution Agreement dated December 15, 2011 (the “MGR Contribution Agreement”), among WGR, Asset HoldCo, Holdings, WES GP, Inc., a Delaware corporation, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership shall distribute $458,586,850 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the MGR Contribution Agreement.

Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(d)(iii)(A)), neither Holdings nor the General Partner shall receive an allocation of income (including gross income) or gain as a result of the distributions provided for in the preceding sentence.”

2. Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.

3. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.

WESTERN GAS HOLDINGS, LLC, as General Partner

By:	/s/ Donald R. Sinclair
Name:	Donald R. Sinclair
Title:	President and Chief Executive Officer